FOR IMMEDIATE RELEASE                                 Contact:
                                                      Samuel Cypert
                                                      313-792-6646






                     MASCO CORPORATION ANNOUNCES REDEMPTION OF
                5-1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012

      Taylor, Michigan ( January 12, 1998) - Masco Corporation (NYSE:MAS) today announced that it is calling all of its outstanding 5-1/4% Convertible Subordinated Debentures Due 2012 for redemption on February 12, 1998. Each $1,000 principal amount of Debentures will be redeemed for $1,025.81 in cash, which includes interest accrued to the redemption date. Debentures may be converted on or before the redemption date at the conversion price of $42.28 per share of Masco Corporation common stock, representing 23.65 shares for each $1,000 principal amount of Debentures, with no accrued interest on the Debentures or dividends on common stock and with fractional shares paid in cash. The closing price for the Masco Common Stock on the NYSE Composite Tape on January 8, 1998 was $51.
Approximately $178 million principal amount of Debentures are presently outstanding.

      Citibank, N.A., 111 Wall Street, 5th Floor, New York, New York 10043, will act as redemption and conversion agent.

      Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of faucets, cabinets, locks and other consumer brand-name home improvement and building products.